                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                           FIRST BELL BANCORP, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

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Notes:

                           FIRST BELL BANCORP, INC.
                        300 Delaware Avenue, Suite 1704
                          Wilmington, Delaware 19801
                                (302) 427-7883

                                                             March 19, 1999

Dear Stockholder:

   You are cordially invited to attend the Annual Meeting of Stockholders (the "Meeting") of First Bell Bancorp, Inc. (the "Company"), the holding company for Bell Federal Savings and Loan Association of Bellevue (the "Association"), which will be held on April 26, 1999, at 3:00 p.m., Eastern Standard Time, at 629 Lincoln Avenue, Bellevue, Pennsylvania.

   The attached notice of the meeting and proxy statement describe the formal business to be transacted at the meeting. Directors and officers of the Company, as well as a representative of Deloitte & Touche LLP, the Company's independent auditors, will be present at the meeting to respond to any questions that stockholders may have regarding the business to be transacted.

   For the reasons set forth in the proxy statement, the Board unanimously recommends a vote "FOR" each of the nominees as directors specified under Proposal 1 and "FOR" Proposal 2, the ratification of auditors, and "AGAINST" Proposal 3, the stockholder proposal described in the proxy statement.

   Please sign and return the enclosed proxy promptly. Your cooperation is appreciated since a majority of the Company's common stock must be represented, either in person or by proxy, to constitute a quorum for the conduct of business. Whether or not you expect to attend the Meeting, please sign, date and return the enclosed proxy card promptly in the postage-paid envelope provided so that your shares will be represented.

   On behalf of the Board of Directors and all of the employees of the Company and the Association, I wish to thank you for your continued support.

                                    Sincerely yours,

                                    /s/ Albert H. Eckert, II

                                    Albert H. Eckert, II
                                    President and Chief Executive Officer

                           FIRST BELL BANCORP, INC.
                        300 Delaware Avenue, Suite 1704
                          Wilmington, Delaware 19801
                                (302) 427-7883

                           -------------------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         To Be Held On April 26, 1999

                           -------------------------

   NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of First Bell Bancorp, Inc. (the "Company") will be held on April 26, 1999, at 3:00 p.m., Eastern Standard Time, at 629 Lincoln Avenue, Bellevue, Pennsylvania.

   The annual meeting is for the purpose of considering and voting upon the following matters:

    1.    The election of three directors for terms of three years each;

    2. The ratification of Deloitte & Touche LLP as independent auditors of the Company for the fiscal year ending December 31, 1999;

    3. Such other matters, including the stockholder proposal described in the enclosed proxy statement, as may properly come before the meeting or any adjournments thereof, including whether or not to adjourn the meeting.

   The Board of Directors has established March 1, 1999, as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting and at any adjournments thereof. Only record holders of the common stock of the Company as of the close of business on that date will be entitled to vote at the annual meeting or any adjournments thereof. In the event there are not sufficient votes for a quorum or to approve or ratify any of the foregoing proposals at the time of the annual meeting, the annual meeting may be adjourned in order to permit further solicitation of proxies by the Company. A list of stockholders entitled to vote at the annual meeting will be available at Bell Federal Savings and Loan Association of Bellevue, 532 Lincoln Avenue, Bellevue, Pennsylvania 15202, for a period of ten days prior to the annual meeting and will also be available for inspection at the annual meeting.

                                         By Order of the Board of Directors

                                         /s/ Robert C. Baierl

                                         Robert C. Baierl
                                         Secretary

Wilmington, Delaware
March 19, 1999

                           FIRST BELL BANCORP, INC.

                               ----------------

                                PROXY STATEMENT
                        ANNUAL MEETING OF STOCKHOLDERS
                                April 26, 1999

                               ----------------

Solicitation and Voting of Proxies

   This proxy statement is being furnished to stockholders of First Bell Bancorp, Inc. (the "Company") in connection with the solicitation by the Board of Directors of the Company (the "Board of Directors") of proxies to be used at the Annual Meeting of Stockholders (the "Meeting") to be held on April 26, 1999, at 3:00 p.m., Eastern Standard Time, at 629 Lincoln Avenue, Bellevue, Pennsylvania and at any adjournments thereof. The 1998 Annual Report to Stockholders, including the consolidated financial statements for the fiscal year ended December 31, 1998, accompanies this proxy statement, which is first being mailed to stockholders on or about March 19, 1999.

   Regardless of the number of shares of common stock owned, it is important that record holders of a majority of the shares be represented by proxy or present in person at the Meeting. Stockholders are requested to vote by completing the enclosed proxy and returning it signed and dated in the enclosed postage-paid envelope. Stockholders are urged to indicate their vote in the spaces provided on the proxy. Proxies solicited by the Board of Directors of the Company will be voted in accordance with the directions given therein. Where no instructions are indicated, signed proxies will be voted "FOR" the election of each of the nominees for directors named in this proxy statement, "FOR" the ratification of Deloitte & Touche LLP as independent auditors of the Company for the fiscal year ending December 31, 1999 and "AGAINST" the stockholder proposal described in this proxy statement.

   Other than the matters set forth on the attached Notice of Annual Meeting of Stockholders, the Board of Directors knows of no additional matters that will be presented for consideration at the Meeting. Execution of a proxy, however, confers on the designated proxy holders discretionary authority to vote the shares in accordance with their best judgment on such other business, if any, that may properly come before the Meeting or any adjournments thereof, including whether or not to adjourn the Meeting.

   A proxy may be revoked at any time prior to its exercise by the filing of a written notice of revocation with the Secretary of the Company, by delivering to the Company a duly executed proxy bearing a later date, or by attending the Meeting and voting in person. However, if you are a stockholder whose shares are not registered in your own name, you will need appropriate documentation from your record holder to vote personally at the Meeting.

   The cost of solicitation of proxies on behalf of management will be borne by the Company. Proxies may also be solicited personally or by telephone or telegraph by directors, officers and regular employees of the Company and the Association, without additional compensation therefor. The Company will also request persons, firms and corporations holding shares in their names, or in the name of their nominees, which are beneficially owned by others, to send proxy material to and obtain proxies from such beneficial owners, and will reimburse such holders for their reasonable expenses in doing so. In addition, the Company has retained Innisfree M&A Incorporated ("Innisfree") to assist in the solicitation of proxies from beneficial owners of shares held of record by brokerage houses, banks and other custodians, nominees, fiduciaries or other shareholders. In accordance with the agreement with Innisfree, the Company will pay a retainer of $12,500 plus expenses incurred in the solicitation of proxies.

Voting Securities

   The securities which may be voted at the Meeting consist of shares of common stock, par value $0.01 per share, of the Company ("Common Stock"), with each share entitling its owner to one vote on all matters to be voted on at the Meeting except as described below. There is no cumulative voting for the election of directors.

   The close of business on March 1, 1999, has been fixed by the Board of Directors as the record date (the "Record Date") for the determination of stockholders of record entitled to notice of and to vote at the Meeting and any adjournments thereof. The total number of shares of Common Stock outstanding on the Record Date was 6,100,476 shares.

   As provided in the Company's certificate of incorporation, record holders of Common Stock who beneficially own in excess of 10% of the outstanding shares of Common Stock (the "Limit") are not entitled to any vote in respect of the shares held in excess of the Limit. A person or entity is deemed to beneficially own shares owned by an affiliate of, as well as persons acting in concert with, such person or entity. The Company's certificate of incorporation authorizes the Board of Directors (i) to make all determinations necessary to implement and apply the Limit and (ii) to demand that any person who is reasonably believed to beneficially own stock in excess of the Limit to supply information to the Company to enable the Board of Directors to implement and apply the Limit.

   The presence, in person or by proxy, of the holders of at least a majority of the total number of shares of Common Stock entitled to vote (after subtracting any shares in excess of the Limit pursuant to the Company's certificate of incorporation) is necessary to constitute a quorum at the Meeting. In the event there are not sufficient votes for a quorum or to approve or ratify any proposal at the time of the Meeting, the Meeting may be adjourned in order to permit the further solicitation of proxies.

   As to the election of directors, the proxy card being provided by the Board of Directors enables a stockholder to vote "FOR" the election of the nominees proposed by the Board of Directors, or to "WITHHOLD AUTHORITY" to vote for one or more of the nominees being proposed. Under Delaware law and the Company's certificate of incorporation and bylaws, directors are elected by a plurality of shares voted, without regard to either (i) broker non-votes or (ii) proxies as to which authority to vote for one or more of the nominees being proposed is withheld.

   As to the ratification of Deloitte & Touche LLP as independent auditors of the Company, the stockholder proposal described in this proxy statement and all other matters that may properly come before the Meeting, by checking the appropriate box, a stockholder may: (i) vote "FOR" the item; (ii) vote "AGAINST" the item; or (iii) "ABSTAIN" from voting on such item. Under the Company's certificate of incorporation and bylaws, unless otherwise required by law, the ratification of Deloitte & Touche LLP as independent auditors and the adoption of the stockholder proposal shall be determined by a majority of the votes cast, without regard to either (a) broker non-votes or (b) proxies marked "ABSTAIN" as to that matter.

   Proxies solicited hereby will be returned to the transfer agent, and will be tabulated by inspectors of election designated by the Board of Directors, who will not be employed by, or be a director of, the

Company or any of its affiliates. After the final adjournment of the Meeting, the proxies will be returned to the Company for safekeeping.

Security Ownership of Certain Beneficial Owners

   The following table sets forth certain information as to those persons believed by management to be beneficial owners of more than 5% of the outstanding shares of Common Stock on the Record Date, as disclosed in certain reports regarding such ownership filed with the Company and with the Securities and Exchange Commission (the "SEC"), in accordance with Sections 13(d) and 13(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), by such persons and groups. Other than those persons listed below, the Company is not aware of any person or group, as such term is defined in the Exchange Act, that owns more than 5% of the Common Stock as of the Record Date.

                                                          Number     Percent
 Title of Class  Name and Address of Beneficial Owner    of Shares   of Class
 -------------- --------------------------------------   ---------   --------
 Common Stock   Bell Federal Savings and Loan             673,002(1)  11.03%
                Association of Bellevue Employee Stock
                Ownership Plan ("ESOP")
                532 Lincoln Avenue
                Bellevue, Pennsylvania 15202

--------------------
(1) The ESOP Trustee, subject to its fiduciary duty, must vote all allocated shares held in the ESOP in accordance with the instructions of the participating employees. As of the Record Date, 111,440 shares have been allocated to participants' accounts. Under the ESOP, unallocated shares held in the suspense account will be voted by the ESOP Trustee in a manner calculated to most accurately reflect the instructions it has received from participants regarding the allocated stock so long as such vote is in accordance with the provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

Section 16(a) Beneficial Ownership Reporting Compliance

   Section 16(a) of the Exchange Act requires the Company's officers (as defined in regulations promulgated by the SEC thereunder) and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than ten percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

   Based solely on a review of copies of such reports of ownership furnished to the Company, or written representations that no forms were necessary, the Company believes that during the past fiscal year all filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.

                    PROPOSALS TO BE VOTED ON AT THE MEETING

                       PROPOSAL 1. ELECTION OF DIRECTORS

   Pursuant to its bylaws, the number of directors of the Company is set at nine (9) members unless otherwise designated by the Board of Directors. The Company's certificate of incorporation requires that the directors be divided into three classes as nearly equal in number as possible.

   The three (3) nominees proposed for election at the Meeting are Theodore R. Dixon, David F. Figgins and Peter E. Reinert. All nominees named are presently directors of the Company and the

Association. No person being nominated as a director is being proposed for election pursuant to any agreement or understanding between any person and the Company.

   In the event that any such nominee is unable to serve or declines to serve for any reason, it is intended that proxies will be voted for the election of the balance of those nominees named and for such other persons as may be designated by the present Board of Directors. The Board of Directors has no reason to believe that any of the persons named will be unable or unwilling to serve. Unless authority to vote for the nominee is withheld, it is intended that the shares represented by the enclosed proxy, if executed and returned, will be voted "FOR" the election of all nominees proposed by the Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF ALL NOMINEES NAMED IN THIS PROXY STATEMENT.

Information with Respect to Nominees, Continuing Directors and Certain Executive Officers

   The following table sets forth, as of the Record Date, the names of the nominees, continuing directors and the Named Executive Officers, as defined below, as well as their ages, a brief description of their recent business experience, including present occupations and employment, certain directorships held by each, the year in which each became a director of the Association and the year in which their terms (or, in the case of nominees, their proposed terms) as director of the Company expire. This table also sets forth the amount of Common Stock and the percent thereof beneficially owned by each director and the Named Executive Officers and all directors and executive officers as a group as of the Record Date.

                                                          Shares of
                                                            Common
     Name and Principal                       Expiration    Stock
 Occupation at Present and           Director of Term as Beneficially Percent
    for Past Five Years       Age(1) Since(2)  Director    Owned(3)   of Class
----------------------------  ------ -------- ---------- ------------ --------
NOMINEES
Theodore R. Dixon               64     1995      2002       18,388(5)   .29%
Sole proprietor of the Dixon
 Agency, a real estate
 appraisal firm

David F. Figgins                69     1971      2002       23,277(5)   .37%
Vice President of the
 Company; retired President
 of Trafalgar House
 Construction, Ltd.;
 Director of Liberty Mutual
 Insurance Co. and three of
 its affiliates

Peter E. Reinert(4)             40     1995      2002       14,193(5)   .22%
Of Counsel with the law firm
 of Akerman, Senterfitt &
 Eidson, P.A., Orlando,
 Florida; previously, Senior
 Counsel for General
 Electric Appliances

                                                  (Continued on following page)

                                                          Shares of
                                                            Common
     Name and Principal                       Expiration    Stock
 Occupation at Present and           Director of Term as Beneficially  Percent
    for Past Five Years       Age(1) Since(2)  Director    Owned(3)    of Class
----------------------------  ------ -------- ---------- ------------  --------
CONTINUING DIRECTORS
Albert H. Eckert, II(4)         66     1956      2000      206,825(6)    3.27%
President and Chief
 Executive Officer of the
 Company; President and
 Chief Executive Officer of
 the Association since 1970

William S. McMinn               42     1989      2000       15,906(5)     .25%
Treasurer of the Company and
 the Association; Senior
 Vice President, Aon Risk
 Services, Inc. of
 Pennsylvania, an
 international employee
 benefit consulting firm

Jack W. Schweiger               59     1995      2000       30,461(5)     .48%
Independent builder and
 developer specializing in
 custom homes; formerly Vice
 President and Regional
 Production Manager of Ryan
 Homes, Inc.

Robert C. Baierl                49     1987      2001       18,140(5)     .29%
Secretary of the Company;
 President and owner of
 Wright Contract Interiors,
 a full service contract
 interior firm

Jeffrey M. Hinds                41     1994      2001      114,899(7)    1.82%
Executive Vice President and
 Chief Financial Officer of
 the Company; Executive Vice
 President and Chief
 Financial Officer of the
 Association since 1993;
 Controller from 1986-1993

Thomas J. Jackson, Jr.          64     1974      2001       15,296(5)     .24%
Retired Attorney; Chairman
 of the Board of Directors
 of Suburban General
 Hospital; member of the
 Board of Directors of
 Western Pennsylvania Health
 Care System

                                                   (Continued on following page)

                                                          Shares of
                                                            Common
     Name and Principal                       Expiration    Stock
 Occupation at Present and           Director of Term as Beneficially  Percent
    for Past Five Years       Age(1) Since(2)  Director    Owned(3)    of Class
----------------------------  ------ -------- ---------- ------------  --------
Stock Ownership of all          --      --        --       457,385(8)    7.23%
 directors and executive
 officers as a group (9
 persons)

--------------------
(1)  At December 31, 1998.
(2) Includes years of service as a director of the Company's wholly owned subsidiary, the Association, if applicable.
(3) Each person or relative of such person whose shares are included herein exercises sole (or shared with spouse, relative or affiliate) voting or dispositive power as to the shares reported.
(4)  Mr. Reinert is the nephew of Mr. Eckert.
(5) Includes 1,890 shares awarded to each outside director under the Bell Federal Savings and Loan Association 1996 Master Stock Compensation Plan ("Stock Compensation Plan") as to which voting may be directed by such director, and 9,646 shares which may be acquired through the exercise of stock options which are exercisable, currently or within 60 days, under the First Bell Bancorp, Inc. 1996 Master Stock Option Plan ("Stock Option Plan").
(6) Includes 51,576 shares awarded to Mr. Eckert under the Stock Compensation Plan as to which voting may be directed by Mr. Eckert and 96,463 shares which may be acquired through the exercise of stock options, which are exercisable, currently or within 60 days, granted to Mr. Eckert under the Stock Option Plan.
(7) Includes 20,640 shares awarded to Mr. Hinds under the Stock Compensation Plan as to which voting may be directed by Mr. Hinds and 64,306 shares which may be acquired through the exercise of stock options, which are exercisable, currently or within 60 days, granted to Mr. Hinds under the Stock Option Plan.
(8) Includes 85,446 shares held in trust for the directors and executive officers under the Stock Compensation Plan as to which voting may be directed by them and 228,289 shares which may be acquired through the exercise of stock options, which are exercisable, currently or within 60 days, granted to directors and executive officers under the Stock
     Option Plan.

Meetings of the Board of Directors and Committees of the Board

   The Board of Directors conducts its business through meetings of the Boards of the Company and the Association and through activities of its committees. The Board of Directors of the Company meets quarterly and the Board of Directors of the Association meets monthly. Regular meetings may be supplemented with special meetings as needed. During 1998, the Board of Directors of the Company held four (4) regular meetings and two (2) special meetings. All directors of the Company attended at least 75% in the aggregate of the total number of the Company's board meetings held and committee meetings on which such directors served during fiscal 1998.

   The Board of Directors of the Company maintains committees, the nature and composition of which are described below:

   Executive Committee. The Executive Committee of the Company consists of Messrs. Eckert, Hinds, Figgins, Jackson and Baierl. The Executive Committee has the authority to exercise all the powers of the Board of Directors between Board meetings. The Executive Committee met one time in 1998.

   Audit Committee. The Audit Committee of the Company consists of Messrs. Baierl, McMinn, Schweiger and Dixon. The Audit Committee is responsible for reviewing and reporting to the Board of Directors on the Company's and its subsidiaries' financial condition, reviewing reports from internal and independent auditors and analyzing loan review reports. The committee meets as needed, and at least on an annual basis. The Audit Committee met one time in fiscal 1998.

   Nominating Committee. The Company's Nominating Committee consists of Messrs. Eckert, Baierl, McMinn and Hinds. The Nominating Committee considers and recommends the nominees for director to stand for election at the Company's Annual Meeting of Stockholders. The Company's bylaws also provide for stockholder nominations of directors. These provisions require such nominations to be made pursuant to timely written notice to the Secretary of the Company. The stockholders' notice of nominations must contain all information relating to the nominee which is required to be disclosed by the Company's bylaws and by the Exchange Act. See "Additional Information-- Notice of Business to Be Conducted at an Annual Meeting." The Nominating Committee met one time in fiscal 1998.

   Compensation/Benefits Committee. The Company's Compensation/Benefits Committee consists of Messrs. McMinn, Baierl and Figgins. This committee meets to establish compensation for the Chief Executive Officer, approves the compensation of senior officers and various compensation and benefits to be paid to employees and to review the incentive compensation programs when necessary. See "Executive Compensation--Compensation Committee Report on Executive Compensation." The Compensation/Benefits Committee met four times in 1998.

Directors' Compensation

   Directors' Fees. The directors of the Company received an annual retainer of $10,000 and each outside director received $50 for each committee meeting attended. The directors of the Association received an annual retainer of $5,000 and each outside director received $50 for each committee meeting attended. Effective January 1, 1999, only outside directors will receive the annual retainers from the Company and the Association. Directors are not reimbursed for expenses incurred with respect to their attendance at Board or committee meetings.

   Directors' Deferred Fee Plan. The Association maintains the Bell Federal Savings and Loan Association of Bellevue Deferred Compensation Plan for Directors (the "Directors' Deferred Fee Plan"). The Directors' Deferred Fee Plan is an unfunded plan that permits members of the Board of Directors to defer all or a percentage of fees earned until termination of service as a director. Pursuant to this plan, the Association maintains passbook savings accounts which represent the aggregate of all sums deferred by each of the participants in the Directors' Deferred Fee Plan, which is credited quarterly with a payment equal to the participant's directors' fees earned and interest equal to that paid by the Association on a standard passbook savings account. Once a participant has terminated service with the Board of Directors or attained age 65, such participant is paid his deferred fees and interest to date in annual installments based on an election by the participant.

   Stock Option Plan. Under the Stock Option Plan maintained by the Company, discretionary grants may be made to directors. There were no grants made to directors in fiscal 1998.

   Stock Compensation Plan. Under the Stock Compensation Plan maintained by the Association, discretionary equity grants may be made to directors. There were no grants made to directors in fiscal 1998.

Executive Compensation

   The report of the compensation committee and the stock performance graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, and except as to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

   Compensation Committee Report on Executive Compensation. Under rules established by the SEC, the Company is required to provide certain data and information in regard to the compensation and benefits provided to the Company's Chief Executive Officer and other executive officers of the Company. The disclosure requirements for the Chief Executive Officer and such executive officers include the use of tables and a report explaining the rationale and consideration that led to fundamental compensation decisions affecting those individuals. In fulfillment of this requirement, the Compensation/Benefits Committee, at the direction of the Board of Directors, has prepared the following report for inclusion in this proxy statement.

   General. The Company is the parent of the Association and does not pay any cash compensation to its executive officers. The Board of Directors of the Company has established the Compensation/Benefits Committee (the "Committee") consisting of Messrs. McMinn, Baierl and Figgins, who are Treasurer, Secretary and Vice President of the Company, respectively, for which positions such Directors receive no additional compensation.

   A separate committee, the Salary Review Committee of the Association, was responsible for establishing the 1998 compensation and benefits for the executive officers of the Association and for reviewing recommendations of management for the compensation and benefits of other officers and employees of the Association. The Salary Review Committee consists of Messrs. McMinn, Baierl, Figgins and Eckert, who is a non-voting member. Messrs. Baierl and Figgins are not officers of the Association. Mr. McMinn is the Treasurer of the Association but receives no additional compensation. The actions of the Salary Review Committee are ratified by the Association's Board of Directors. Mr. Eckert did not participate in establishing his compensation and benefits.

   Compensation Policies. The Committee has established the following goals for compensation programs impacting the executive officers of the Company and the Association:

   . to provide compensation opportunities which are consistent with competitive norms of the industry and the Company's level of performance, thus allowing the Company to retain high quality executive officers who are critical to the Company's long-term success;

   . to motivate key executive officers to achieve strategic business initiatives and reward them for their achievement; and

   . to provide motivation for the executive officers to enhance stockholder value by linking their compensation to the value of the Company's Common Stock.

   The Salary Review Committee established the factors and criteria upon which the executive officers' compensation was based and how such compensation relates to the Association's performance, general compensation policies, competitive factors and regulatory requirements. The Committee's compensation policies are designed to reward and provide incentive for executives based upon achievement of individual and Association goals. Although the Committee's policy is to maximize the tax deductibility of compensation payments to the executive officers under section 162(m) of the Internal Revenue Code and the regulation thereunder, the Committee may authorize payments to executive officers that may not be fully deductible if it believes it is in the best interests of shareholders to do so.

   For purposes of determining the competitive market for the Association's executives, the Committee reviewed the compensation paid to top executives of financial institutions with total assets in a range of the Association's total asset size and performance results comparable to those of the Association. This information was derived from peer group data as summarized in the "1997 Watson Wyatt Financial Institutions Benchmark Compensation Report," and the "1997 New York Bankers Association Northeast Banking Industry Compensation Survey." The peer group used in benchmarking compensation is composed of many of the same institutions used in the peer group for the stock performance graph.

   The compensation package available to executive officers is composed of:
(i) base salary and (ii) long-term incentive compensation.

   Base Salary. In determining salary levels for the named executive officers, the Committee considers the entire compensation package, including the potential equity compensation provided under the Company's stock plans. The Committee meets as needed to review the appropriateness of the executive's base salary annually. The level of any salary increase is based on the executive's job performance over the year in conjunction with the Company's goals of growth and profitability. Salary levels are intended to be competitive with comparable financial institutions in the Company's peer group.

Salaries are aimed at reflecting the overall performance of the Company and the performance of the individual executive officer.

   Long-Term Incentive Compensation. The Company has adopted the 1996 Master Stock Option Plan and the 1996 Master Stock Compensation Plan, under which executive officers may receive equity grants and awards. Awards to officers of the Company or the Association under the Stock Compensation Plan are subject to the Company achieving certain performance goals. The performance goals are subject to change annually and are currently based on earnings per share, asset quality and regulatory classification. The Committee believes that stock ownership is a significant incentive in building stockholder value and aligning the interests of employees with those of stockholders. Stock options and stock awards under such plans are allocated by the Committee based upon the Company's fiscal responsibility, regulatory practices and policies, the practices of other recently converted financial institutions, as verified by external surveys and based upon the executive officers' level of responsibility, and contributions to the Company and the Association. The Committee will consider the amount of outstanding awards in determining the total annual compensation package. No awards were made in fiscal year 1998 under the 1996 Master Stock Option Plan or the 1996 Master Stock Compensation Plan.

   Compensation of the Chief Executive Officer. The Company and the Association have each entered into employment contracts with Mr. Eckert. The details of the employment contracts were determined based on a review of industry practice and discussions with consultants specializing in employment and compensation matters. Mr. Eckert's base salary is payable pursuant to his employment contracts. See also, "Employment Agreements" for a detailed description of the employment contracts. The Salary Review Committee, after taking into consideration the factors discussed above, increased Mr. Eckert's annual base salary by 3% to $185,129 for 1998, which is comparable to other institutions in the Association's peer group. In addition, Mr. Eckert also received board fees totaling $15,000.

  Compensation/Benefits Committee              Salary Review Committee
    William S. McMinn (Chairman)                  William S. McMinn
          Robert C. Baierl                         Robert C. Baierl
          David F. Figgins                         David F. Figgins

  Compensation Committee Interlocks and Insider Participation. The Compensation Committee consists of Messrs. McMinn, Baierl and Figgins. Mr. McMinn is Treasurer of the Company and the Association. Mr. Baierl is Secretary of the Company and Mr. Figgins is a Vice President of the Company. Messrs. McMinn, Baierl and Figgins were also members of the Board of Directors and the Salary Review Committee of the Association. During fiscal year 1998, certain members of the Compensation Committee engaged in certain transactions with the Company which are described in "Indebtedness of Management and Transactions with Certain Related Persons" below.


   Stock Performance Graph. The following graph shows a bi-annual comparison of stockholder return on the Company's Common Stock based on the market price of Common Stock assuming the reinvestment of dividends, with the cumulative total returns for the companies on the Nasdaq Total Return Index, SNL Thrift Index and SNL $500M--$1B Thrift Index for the period beginning on June 29, 1995, the day the Company's Common Stock began trading, through December 31, 1998. The graph was derived from a limited period of time, and as a result, may not be indicative of possible future performance of the Company's Common Stock. The data was supplied by SNL Securities, L.P.

                     Comparison of Cumulative Total Return
                     Among the Company, Nasdaq Total Return
           Index, SNL Thrift Index and SNL $500M to $1B Thrift Index



                             [GRAPH APPEARS HERE]

Index                       6/29/95 12/31/95 12/31/96 12/31/97 12/31/98
-----------------------------------------------------------------------
First Bell Bancorp, Inc.    100.00   110.31   136.24   200.01   166.92
NASDAQ - Total US           100.00   114.26   140.50   172.37   242.31
SNL Thrift Index            100.00   122.44   159.54   271.47   238.76
SNL $500M-$1B Thrift Index  100.00   118.06   146.40   247.29   226.87

   Summary Compensation Table. The following table shows, for the fiscal years ended December 31, 1998, 1997 and 1996, the cash compensation paid by the Association, as well as certain other compensation paid or accrued for those years, to the Chief Executive Officer and those executive officers of the Company who received an amount in salary and bonus in excess of $100,000 (the "Named Executive Officers").

                                 Annual Compensation     Long-Term Compensation
                             --------------------------- ------------------------
                                                                 Awards
                                                         ------------------------
                                                  Other               Securities
                                                 Annual  Restricted   Underlying     All
                                                 Compen-    Stock      Options/     Other
                                   Salary  Bonus sation    Awards        SARs      Compen-
Name and Principal Position  Year  ($)(1)   ($)  ($)(2)    ($)(3)       (#)(4)    sation ($)
---------------------------  ---- -------- ----- ------- ------------ ----------- ----------
Albert H. Eckert             1998 $197,619  $--    $--   $         --  $       --  $69,893(5)
President and                1997  190,041   --     --             --          --   88,982
Chief Executive Officer      1996  183,313   --     --      1,149,715     160,772   59,283
Jeffrey M. Hinds             1998 $106,162  $--    $--   $         --  $       --  $69,042(5)
Executive Vice President     1997  102,717   --     --             --          --   87,791
and Chief Financial
 Officer                     1996   95,444   --     --        460,100     107,177   49,158

--------------------
(1) Includes compensation deferred at the election of Messrs. Eckert and Hinds through the Association's 401(k) Plan. Also includes directors' fees of $15,000 and $15,000 received in 1998 and 1997, and $13,750 and
     $13,750 received in 1996 for Messrs. Eckert and Hinds, respectively.
(2) There were no (a) perquisites over the lesser of $50,000 or 10% of the individual's total salary and bonus, respectively, (b) payments of above-market preferential earnings on deferred compensation, (c) payments of earnings with respect to long-term incentive plans prior to settlement or maturation, (d) tax payment reimbursements or (e) preferential discounts on stock.
(3) Restricted stock awards are valued at the market value as of the date of grant. Dividends are paid on restricted shares at the same rate paid to all stockholders. While no grants were made in 1998 or 1997, the above executives held the following shares of restricted stock valued at December 31, 1998 at a market value of First Bell Bancorp, Inc. common stock of $15.50 per share.

                         Number of Shares Market Value on 12/31/98
                         ---------------- ------------------------
       Albert H. Eckert       85,960             $1,332,380
       Jeffrey M. Hinds       34,400                533,200

     The restricted stock vests in five equal annual amounts commencing on April 29, 1997. When shares become vested and are distributed, the recipient will also receive an amount equal to accumulated dividends and earnings thereon (if any). All awards vest immediately upon termination due to death, disability or a change of control. The plan share awards to Messrs. Eckert and Hinds are subject to the achievement of certain performance goals established by the Committee, in addition to the vesting requirement. See "Compensation Committee Report on Executive Compensation."
(4) See "Fiscal Year-End Options/SAR Values" table for a discussion of options granted under the Stock Option Plan.
(5) Includes (a) $2,499 and $1,648 contributed by the Association under the Association's 401(k) Plan to the account of Messrs. Eckert and Hinds, respectively, during 1998 and (b) $67,394 and $67,394 representing the value of shares allocated under the ESOP for the benefit of Messrs. Eckert and Hinds, respectively, during 1998 based on the closing price of the shares on the Nasdaq market at December 31, 1998.

   Employment Agreements. Effective November 16, 1998, the Company and the Association entered into separate amended and restated employment agreements with Messrs. Eckert and Hinds (the "Executives"). These employment agreements are intended to ensure that the Company and the Association will be able to maintain a stable and competent management base. The continued success of the Company and the Association depends to a significant degree on the skills and competence of the Executives.

   The Company's and the Association's respective employment agreements (collectively, the "Employment Agreements") each provide for three-year terms for Mr. Eckert and for Mr. Hinds. The Employment Agreements provide that, commencing on the first anniversary date and continuing on each anniversary date thereafter, the Board of Directors may extend the agreements for an additional year so that the remaining terms shall be the amount of the original terms, unless written notice of non-renewal is given by the Board of Directors after conducting a performance evaluation of the Executive. The

Employment Agreements provide that the Executive's base salary will be reviewed annually. In this regard, the current base salaries of Messrs. Eckert and Hinds are $200,129 and $107,090, respectively. In addition to base salary, the Employment Agreements provide for, among other things, participation in stock benefit plans and other fringe benefits applicable to executive personnel. The Employment Agreements provide that the Executive may have his employment terminated by the Company or the Association for "Cause" as defined in the Employment Agreements at any time. In the event the Company or the Association chooses to terminate the Executive's employment for reasons other than for cause or for disability, or in the event of the Executive's resignation from the Company and the Association upon (i) failure to re-elect the Executive to his current offices, (ii) a material change in the Executive's functions, duties or responsibilities, (iii) a relocation of the Executive's principal place of employment by more than 30 miles, (iv) a material reduction in the benefits and perquisites to the Executive, (v) liquidation or dissolution of the Company or the Association or (vi) a breach of the Employment Agreement by the Company or the Association (each an "Event of Termination"), the Executive or, in the event of death, his beneficiary would be entitled to an amount equal to the remaining salary payments and fringe benefits due under the Employment Agreement and the contributions that would have been made on the Executive's behalf to any employee benefit plans of the Company or the Association during the remaining term of the Employment Agreement. The Company and the Association would also continue the Executive's life, health and disability coverage for the remaining term of the Employment Agreement.

   Under the Employment Agreements, if the Executive's employment is terminated, whether voluntary or involuntary, following a "change in control" of the Company or the Association, as defined in the Employment Agreements, the Executive or, in the event of death, his beneficiary would be entitled to a severance payment equal to the greater of (i) the payments due for the remaining terms of the Employment Agreements or (ii) three times his average annual compensation over the five (5) years preceding his termination of employment, as determined by the respective terms of the Employment Agreements. Annual compensation includes base salary, commissions, bonuses, contributions on behalf of the Executive to any pension and profit sharing plan, severance payments, directors or committee fees and fringe benefits paid or to be paid to the Executive. In addition, the Company and the Association would continue the Executive's life, health and disability coverage for a thirty-six (36) month period following the change in control.

   Payments to the Executive under the Association's Employment Agreement are guaranteed by the Company in the event that payments or benefits are not paid by the Association. All reasonable costs and legal fees paid or incurred by the Executive pursuant to any dispute or question of interpretation relating to the Employment Agreements would be paid by the Association or the Company, respectively, if such Executive is successful on the merits pursuant to a legal judgment, arbitration or settlement. It is expected that the Company and the Association would indemnify the Executive to the fullest extent allowable under federal and Delaware law, respectively.

   Payments and benefits under the Company Employment Agreement together with payments under other benefit plans may constitute an excess parachute payment under Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), resulting in the imposition of an excise tax on the Executive and denial of the deduction for such excess amounts to the Company and the Association. If it is determined that an excise tax is imposed by Section 4999 of the Code, the Company Employment Agreement provides that the Executive will be reimbursed for the excise tax along with any interest or penalties charged as a result of the excise tax.

   The Company and the Association will require any successor or assignee to all or substantially all of the assets or business of the Company or the Association, respectively, to assume and agree to perform the Employment Agreements.

   If the Executive's employment is terminated under the Employment Agreements pursuant to an Event of Termination (as defined in the Employment Agreements), the Executive may not work, advise or consult with any business that competes directly or indirectly with the Company or the Association for one year following his termination of employment. In addition, the Executive may not engage any person employed by the Company or the Association in an employment or other contractual relationship for one year following the termination of the Employment Agreement without the approval of the Chief Executive Officer of the Company. Notwithstanding the foregoing, the foregoing restrictions will no longer apply to the Executive upon the occurrence of a change of control.

   Rabbi Trusts. On November 16, 1998, the Board of Directors approved the establishment of Rabbi Trusts to provide for the payment of benefits to Mr. Eckert under the Directors Deferred Fee Plan, and the Supplemental Executive Retirement Plan and the severance benefits payable pursuant to the Employment Agreements in the event of a change in control. All severance payments due to Mr. Hinds pursuant to the Employment Agreements in the event of a change in control will also be payable pursuant to a Rabbi Trust. The Company anticipates adopting the Rabbi Trusts during the first quarter of 1999.

   The following table provides certain information with respect to the number of shares of Common Stock represented by outstanding options held by the Named Executive Officers as of December 31, 1998. Also reported are the values for "in-the-money" options which represent the positive spread between the exercise price of any such existing stock options and the closing price of the Common Stock on the NASDAQ as of December 31, 1998.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR END OPTION VALUES

                    Number of Securities        Value of Unexercised
                   Underlying Unexercised           In-the-Money
                       Options/SARs at             Options/SARs at
                  Fiscal Year End (#)(1)(2) Fiscal Year End ($)(1)(2)(3)
                  ------------------------- -----------------------------
      Name        Exercisable Unexercisable  Exercisable   Unexercisable
      ----        ----------- ------------- ------------   --------------
Albert H. Eckert    64,308       96,464       $308,477       $409,466
Jeffrey M. Hinds    42,870       64,307       $205,642 $      308,473

--------------------
(1)  No options were exercised by Messrs. Eckert or Hinds in fiscal 1998.
(2)  The closing market price on December 31, 1998 was $15.50.
(3) Based on the market value of the underlying Common Stock at the 1998 fiscal year end, minus the exercise price.

   Retirement Plan. The Association maintains the Bell Federal Savings and Loan Association of Bellevue Employee's Pension Plan (the "Retirement Plan"), which is a noncontributory defined benefit pension plan, for the benefit of substantially all of the employees of the Association. The Retirement Plan is administered by CIGNA Retirement and Investment Services. The Retirement Plan has been amended to state that no further benefits shall accrue after March 31, 1998 and that no employees shall be eligible to enter the Retirement Plan after March 31, 1998. In addition, on January 1, 1999, the Retirement Plan was terminated pending Internal Revenue Service approval.

   The following table illustrates annual pension benefits at age 65 under the Retirement Plan and the Supplemental Executive Retirement Plan (described below) at various levels of compensation and years of service, assuming 100% vested benefits.

                        Years of Benefit Service at Retirement (1)(2)
                  -----------------------------------------------------------------
 Average Salary         15            20            25            30            35
 --------------   ---------     ---------     ---------     ---------     ---------
    $ 25,000        $ 6,000       $ 8,000       $10,000       $12,000       $14,000
      50,000         12,000        16,000        20,000        24,000        28,000
      75,000         18,000        24,000        30,000        36,000        42,000
     100,000         24,000        32,000        40,000        48,000        56,000
     125,000         30,000        40,000        50,000        60,000        70,000
     150,000         36,000        48,000        60,000        72,000        84,000
     175,000(3)      38,400        51,200        64,000        76,800        89,600
     200,000(3)      38,400        51,200        64,000        76,800        89,600
     225,000(3)      38,400        51,200        64,000        76,800        89,600
     250,000(3)      38,400        51,200        64,000        76,800        89,600

--------------------
(1) The compensation utilized for formula purposes includes the salary reported in the "Summary Compensation Table."
(2) The benefit amounts shown in the preceding table are not subject to any deductions for social security benefits or other offset amounts.
(3) The maximum annual compensation permitted under 401(a) 17 of the Code for 1998 is $160,000. The maximum annual benefit permitted under Section 415 of the Code is $125,000.

   The approximate years of credited service as of December 31, 1998, for Mr. Eckert and Mr. Hinds, the individuals named in the Summary Compensation Table, is thirty-nine (39) years and thirteen (13) years, respectively.

   Supplemental Executive Retirement Plan. The Association maintains a non-qualified Supplemental Executive Retirement Plan ("SERP") for certain employees and their beneficiaries whose benefits under the Retirement Plan were reduced by reason of certain amendments to the benefit formula under the Retirement Plan. Benefits under the SERP, which can range from $0-$60,000 annually, are determined by calculating the projected benefit under the formula set forth in the Retirement Plan as of January 1, 1983 and then subtracting the projected benefit under the benefit formula in effect in fiscal 1992. The amount actually accrued for the year is tied to the Association's return on assets. One hundred percent of the accrued benefit will be paid if the Association realizes a return on assets greater than 1.0%. A pro rata percent of the accrued benefit will be paid for a return on assets of between 75 to 100 basis points. No benefit is payable under the SERP for a return on assets of less than 75 basis points.

   Effective December 1, 1998, the SERP was amended to provide that a participant could elect an in-service distribution of his SERP benefit in annual payments over a 10 year period. Benefits will continue to accrue as long as a participant remains employed by the Association whether or not payments have commenced. Upon a change of control, payments of accrued benefits will be made to the participant in a lump sum payment. As of December 31, 1998, a total of $420,982 was accrued for future payment under the SERP. Currently, Mr. Eckert is the only participant in the SERP.

   Indebtedness of Management and Transactions with Certain Related
Persons. The Association extends credit to certain directors, officers and employees of the Company, as well as to members of their immediate families, in connection with mortgage loans, revolving lines of credit and other extensions of credit. The Association's policy provides that all loans made by the Association to its directors and officers are made in the ordinary course of business, are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than the normal risk of collectibility or present other unfavorable features.

   During 1998, the Association utilized the services of or purchased goods from companies with whom directors of the Company are associated. The Association paid: $156,890 for appraisal services to the Dixon Agency of which Mr. Dixon is the sole proprietor; $145,058 for Pension Plan actuarial services and insurance renewals to Aon Risk Services, Inc. of which Mr. McMinn is a Senior Vice President; and $97,073 for office furnishings to Wright Contract Interiors of which Mr. Baierl is President. The Company believes that, in each case, the fees charged are at or below market for the services provided and the goods received. In addition, in 1999 the Association expects to pay a retainer of less than $5,000 to the law firm of Akerman, Senterfitt & Eidson, P.A. of which Mr. Reinert is Of Counsel.

                    PROPOSAL 2. RATIFICATION OF APPOINTMENT
                            OF INDEPENDENT AUDITORS

   The Company's independent auditors for the fiscal year ended December 31, 1998 were Deloitte & Touche LLP. The Company's Board of Directors has reappointed Deloitte & Touche LLP to continue as independent auditors for the Company and the Association for the fiscal year ending December 31, 1999 subject to ratification of such appointment by the stockholders.

   Representatives of Deloitte & Touche LLP will be present at the Meeting. They will be given an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders present at the Meeting.

   Unless marked to the contrary, the shares represented by the enclosed proxy will be voted "FOR" ratification of the appointment of Deloitte & Touche LLP as the independent auditors of the Company.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE INDEPENDENT AUDITORS OF THE COMPANY.

                       PROPOSAL 3. STOCKHOLDER PROPOSAL

   A stockholder has given the Company notice of its intention to introduce the following proposal for consideration and action by stockholders at the Meeting. The proposed resolution and accompanying statement have been provided by the stockholder and the Board of Directors disclaims any responsibility for the contents thereof. The affirmative vote of at least a majority of the Company's outstanding Common Stock represented in person or by proxy at the Meeting is required for approval of the proposal.

   The following stockholder proposal and supporting statement are submitted by Jewelcor Management, Inc. ("JMI"). JMI is the record holder of 200 shares and purportedly the beneficial owner of 15,000 shares and is located at 100 North Wilkes-Barre Boulevard, Wilkes-Barre, Pennsylvania 18702.

           RESOLVED, it is recommended that the Board of Directors of First Bell Bancorp, Inc. ("Company") take the necessary steps to achieve a sale or merger of the Company on terms that will maximize shareholder value.

                             SUPPORTING STATEMENT

   Based on the analyses below, JMI believes that the Company could potentially achieve an acquisition price of $24.86 to $34.85 per share if the Board of Directors took the necessary steps to achieve a sale or merger. In JMI's opinion, the following acquisition valuations provide a reasonable basis for estimating a potential acquisition price of the Company well in excess of the current stock price./1/

   The following table does not account for the different financial characteristics of each of the Mid-Atlantic Thrifts, the different forms of consideration offered in each of the $100-$500M Acquisitions or the recent volatility in the equity markets that can affect takeover values. Therefore, the values derived in the table do not necessarily represent realizable values for the Company.

Analysis

   JMI compared the Company's book value and earnings per share ("EPS") with acquisition ratios of two relevant peer groups: (1) Mid Atlantic Thrifts acquired in 1998 as of 11/5/98 ("Mid-Atlantic Thrifts") and (2) Thrifts acquired in 1998 with acquisition values between $100 and $500 million as of 11/5/98 ("$100-500M Acquisitions")./2/ In particular, JMI derived the Average Announced Acquisition Price/Book Ratio ("Price/Book") and the Median Announced Acquisition Prices/Last Twelve Months EPS Ratio ("Price/EPS") for both peer groups./3/ JMI then multiplied the applicable peer group ratios times the Company's respective (a) book value as of 9/30/98 and (b) last twelve months (ended 9/30/98) diluted EPS after extraordinary items ("Company's EPS").

Book Value Approach

   Company Stock Price (11/18/98)         $15.00
   Company Book Value (9/30/98)           $11.90
   Company Price/Book                     126.05%
   "Mid-Atlantic Thrifts" Price/Book      208.90%
   COMPANY'S POTENTIAL ACQUISITION PRICE  $24.86
   "100-500M Acquisitions" Price/Book     223.70%
   COMPANY'S POTENTIAL ACQUISITION PRICE  $26.62

--------------------
(1) JMI's analyses are not the only ways to predict the Company's potential acquisition price. Moreover, they do not reflect the unrecognized expenses and cost savings associated with a potential transaction, since expenses and cost savings depend, in part, on the overlap in markets and subsidiaries present in a particular transaction.
(2) "Mid-Atlantic Thrifts": 1st Bergen Bancorp, Raritan Bancorp, First Savings Bancorp, Peoples Bancorp, Monarch Bank FSB, SFS Bancorp, Financial Bancorp, Bayonnne Bancshares, Pulse Bancorp, ALBANK Financial, Columbian Bank, AFSB, Wayne Bancorp, TR Financial Corp., AFSALA Bancorp, Long Island Bancorp, IBS Financial, Peoples Savings Financial, Fajardo FSB, Tappan Zee Financial, Maryland Federal Bancorp, First Shenango Bancorp, Direct Financial Corp.
     "$100-500M Acquisition": First Coastal Bancshares, Enterprise Federal Bancorp, Calumet Bancorp, Peoples Bancorp, SIS Bancorp, Bayonne Bancshares, Pulse Bancorp, NSS Bancorp, Home Bancorp of Elgin, First Palm Beach Bancorp, HFNC Financial, Trumbull Financial, USB Holdings, Security First Corp., IBS Financial Corp., Dime Financial Corp., Life Financial Corp., Maryland Federal Bancorp, AmerUs Bank, First Shenango Bancorp, Sandwich Bancorp.
     Source: SNL Securities LC, Mergers and Acquisitions Datasource and the Financial Datasource, dated November 5, 1998.
(3) Although the Company could possibly achieve any of the individual acquisition ratios achieved by the peer groups, JMI believes that the most reliable method for determining potential acquisition values is to compare the average or median ratios.

Earnings Approach

   Company's EPS                          $ 1.31
   Company's Price/EPS                     11.45X
   "Mid-Atlantic Thrifts" Price/EPS        26.60X
   COMPANY'S POTENTIAL ACQUISITION PRICE  $34.85
   "100-500M Acquisitions" Price/EPS       26.10X
   COMPANY'S POTENTIAL ACQUISITION PRICE  $34.19

Vote Yes on this proposal.

Board of Directors' Statement in Opposition to the Proposal

   Your Board of Directors believes that this proposal would not serve the Company's best interests and, in fact, believes that adoption of the proposal would be detrimental to the interests of the stockholders. Your Board of Directors recommends a vote AGAINST the proposal.

1. The proposal offered is not, in your Board of Directors' judgment, in the best interest of the Company and its stockholders.

   Your Board of Directors takes seriously its duty to act in the best interest of all stockholders in managing and supervising the affairs of the corporation. Maximizing stockholder value is considered by the Board of Directors to be the central component of that duty.

   As you know, all directors of the Company are also stockholders and share a commonality of interest with other stockholders. It is interesting to observe that the proponent is purportedly the beneficial owner of only 15,000 shares of Common Stock which, as of March 1, 1999, represents approximately 0.24% of the equity interest of the Company. As a measure of comparative interest in the Company's destiny and well-being, the Directors, in aggregate, beneficially owned or controlled 457,385 shares as of March 1, 1999, representing approximately 7.23% of the equity interest of the Company, with the vast bulk of these shares having been held long term.

   Your Board of Directors believes that adoption of the proposal could prejudice the financial interests of stockholders. Although the proposal only requests that certain action be taken by the Board of Directors and does not obligate the Board of Directors to take action, the announcement that the proposal has been adopted could adversely affect the Company's relationships with its customers and employees by creating uncertainty about its future. In that event, revenues and profits and, in turn, stockholder value could decline.

   Most importantly, your Board of Directors should retain full discretion to consider all possible strategic alternatives for the Company's future in the best interests of all stockholders and should not be urged to pursue only one course of action at a particular point in time, particularly at a time when the Company's stock price does not reflect its true value.

   Finally, your Board of Directors believes it is important that strategic planning is conducted confidentially. Should the Board of Directors in the future determine that a merger or other strategic transaction is in the Company's best interests, exploration of that possibility could proceed without disturbing ongoing valuable relationships. In this way, plans can be developed discreetly, without the fear of adverse publicity or disruptions of the public market for the Company's stock. The Board of Directors and management of the Company are firmly committed to increasing stockholder value and are always willing to consider suggestions for accomplishing this goal. The Board of Directors and management regularly evaluate steps that may be taken to maximize stockholder value and, to assist them in this process, the Company retains nationally recognized investment bankers Keefe, Bruyette & Woods, Inc. ("KBW") and other third party advisors.

2. The Company's operating performance and program for building stockholder value.

  The Company's management and Board of Directors have followed a program of building stockholder value while maintaining the financial soundness of the Company. For instance, the Company has:

   . Instituted regular cash dividends that included a special return of capital to stockholders in 1996.

   . Completed four 5% share repurchases that helped the Company to manage its capital without incurring significant business risks and offered increased liquidity to stockholders.

   . Improved the Company's balance sheet by reducing interest rate risk resulting from a rising interest rate scenario.

   . Increased origination of home equity loans and lines of credit in order to augment the overall yield of the loan portfolio.

   . Maintained tight expense controls that, according to KBW, have made the Company one of the most efficient depository financial institutions in the nation. In the third quarter of 1998, the Company had the best efficiency ratio of the ninety northeastern banks and thrifts tracked by the research department of KBW. The result of a superior efficiency ratio is that a higher percentage of revenue falls to net income and can be available for distribution to stockholders.

   . Initiated a focused advertising program within the Company's markets to gain new customers and grow the business franchise.

   . Introduced 24-hour banking and debit card services to savings customers.

   . Developed new training and incentive programs to increase sales by managers and tellers.

  This program has shown positive results. The Company continues to be on strong financial footing.

   . Asset quality is superior with no charge-offs for the past three years and only .08% of total assets classified as non-performing as of December 31, 1998 as compared to an industry average of .58% of total assets classified as non-performing.

   . Profitability has improved as the Company reported a 10.75% return on equity and 1.05% return on assets in 1998 as compared to an average return on equity of 5.67% and an average return on assets of .66% produced by a peer group of 17 thrifts with asset sizes between $500 million and $1 billion that have converted from mutual form since 1994.

   .    Earnings per share grew by 9.8% from 1997 to 1998.

These results are all the more compelling when viewed in light of very difficult operating conditions for the thrift industry that resulted from the interest rate environment in 1998.

   In view of the future prospects of the Company and the currently depressed market for thrift stocks, your Board of Directors believes that this is not the appropriate time to undertake a sale or merger of the Company. A sale or merger at this time would foreclose the full opportunity currently available to the Company for enhancement of stockholder value through its present operations.

3. The acquisition values for the Common Stock presented in the supporting statement may not represent realizable values.

   The valuation methodologies used in the proponent's supporting statement rely on the average multiples of a number of bank acquisition transactions to produce implied ranges of acquisition values for the Company which, at best, is an incomplete method of deriving a realistic estimate of a bank's acquisition value. It is fundamentally inadequate to rely solely on valuation methodologies such as these to estimate acquisition prices. A comparable multiple type analysis such as that set forth by the proponent is useful only in the context of a larger analytical exercise which involves research on potential purchasers, their acquisition strategies and their financial ability to pay for a target, as well as alternative measures of value such as the value of the Company's deposit and lending franchises and various discounted cash flow analyses.

                                     * * *

   The Board of Directors believes that it is in the best interests of the stockholders to allow the Board of Directors to maintain the flexibility and the discretion to consider all possible future strategies for the Company that are in the best interests of stockholders and not be urged to pursue only one course of action. Therefore, for all the reasons stated above, your Board of Directors urges stockholders to reject the proposal.

  The Board of Directors recommends a vote AGAINST the adoption of the foregoing stockholder proposal. Proxies solicited by the Board of Directors will be so voted unless stockholders otherwise specify in the proxies.

                            ADDITIONAL INFORMATION

Stockholder Proposals

   To be considered for inclusion in the proxy statement and proxy relating to the Annual Meeting of Stockholders to be held in 2000, a stockholder proposal must be received by the Secretary of the Company at the address set forth on the Notice of Annual Meeting of Stockholders attached to this Proxy Statement, not later than November 19, 1999. Any such proposal will be subject to 17 C.F.R. (S) 240.14a-8 of the Rules and Regulations under the Exchange Act.

Notice of Business to Be Conducted at an Annual Meeting

   The bylaws of the Company provide an advance notice procedure for certain business to be brought before an annual meeting. In order for a stockholder to properly bring business before an annual meeting, the stockholder must give written notice to the Secretary of the Company not less than ninety (90) days before the time originally fixed for such meeting; provided, however, that in the event that less than one hundred (100) days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. The notice must include the stockholder's name and address, as it appears on the Company's record of stockholders, a brief description of the proposed business, the reason for conducting such business at the annual meeting, the class and number of shares of the Company's capital stock that are beneficially owned by such stockholder and any material interest of such stockholder in the proposed business. In the case of nominations to the Board of Directors, certain information regarding the nominee must be provided. Nothing in this paragraph shall be deemed to require the Company to include in its proxy statement and proxy relating to the annual meeting any stockholder proposal which does not meet all of the requirements for inclusion established by the SEC in effect at the time such proposal is received. The Company has not yet set a date for the Annual Meeting of Stockholders for 1999. Any proxy received by the Company may confer discretionary authority to vote on any stockholder proposal if not received by the Company 90 days prior to the date of the Annual Meeting of Stockholders for 1999.

Other Matters Which May Properly Come Before the Meeting

   The Board of Directors knows of no business which will be presented for consideration at the Meeting other than as stated in the Notice of Annual Meeting of Stockholders. If, however, other matters are properly brought before the Meeting, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

   Whether or not you intend to be present at the Meeting, you are urged to return your proxy promptly. If you are present at the Meeting and wish to vote your shares in person, your proxy may be revoked by voting at the Meeting.

   A COPY OF THE FORM 10-K (WITHOUT EXHIBITS) FOR THE YEAR ENDED DECEMBER 31, 1998, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WILL BE FURNISHED WITHOUT CHARGE TO STOCKHOLDERS OF RECORD UPON WRITTEN REQUEST TO FIRST BELL BANCORP, INC., 300 DELAWARE AVENUE, SUITE 1704, WILMINGTON, DELAWARE 19801.

                                    By Order of the Board of Directors


                                    /s/ Robert C. Baierl

                                    Robert C. Baierl
                                    Secretary

Wilmington, Delaware
March 19, 1999

   YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

                                REVOCABLE PROXY
                           First Bell Bancorp. Inc.

The undersigned hereby appoints Jack W. Schweiger and William S. McMinn, and each of them, as the true and lawful agents and proxies of the undersigned, with the power to appoint their substitute, and authorizes them to represent and to vote as designated on the reverse side, all shares of Common Stock of First Bell Bancorp. Inc. (the "Company") which the undersigned would be entitled in any capacity to vote at the Annual Meeting of Stockholders of the Company (the "Meeting") to be held on April 26, 1999 at 3:00 p.m., Eastern Standard Time, at 629 Lincoln Avenue, Bellevue, Pennsylvania and at any and all adjournments or postponements thereof, on the matters set forth on the reverse side, and in their discretion, upon all matters incident to the conduct of the Meeting and upon such other matters as may properly be brought before the Meeting.

You are encouraged to specify your choices by marking the appropriate boxes on the REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations.


                      SIGN THIS CARD ON THE REVERSE SIDE
  Please sign and mail promptly to ensure your representation at the Meeting.

(cont. from reverse side)
Please indicate your vote by marking an (X) in the appropriate boxes. This proxy, when properly executed, will be voted in the manner directed. If no direction is made, this proxy will be voted FOR Items 1 and 2, and AGAINST ITEM 3.

  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.

Your Board of Directors recommends a vote FOR Items 1 and 2 below.
                                          ---

1. The election as directors of all nominees listed (except as marked to the contrary below)

   FOR [ ]   WITHHOLD [ ]   FOR ALL [ ]
                            EXCEPT*

   Theodore R. Dixon, David F. Figgins, Peter E. Reinert

   *INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark "For All Except" and write that nominee's name in the space provided below:


   _____________________________________________________________________________


2. Ratification of Auditors

   FOR [ ]   AGAINST [ ]   ABSTAIN [ ]

   Your Board of Directors recommends a vote AGAINST Item 3 below.
                                             -------

3. Stockholder Proposal

   FOR [ ]   AGAINST [ ]   ABSTAIN [ ]

                                                  ______________________________
                                                  Signature

                                                  ______________________________
                                                  Signature

                                                  ______________________________
                                                  Title(s)

                                                  DATED __________________, 1999


Please sign your name exactly as it appears hereon. If shares are held jointly, each stockholder should sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person. Receipt of Notice of said Meeting and of the Proxy Statement and Annual Report of First Bell Bancorp, Inc. is hereby acknowledged.

PLEASE SIGN, DATE AND RETURN YOUR PROXY TODAY IN THE POSTAGE-PAID ENVELOPE PROVIDED.